EX 99.1

NEWS RELEASE

Contact: Dollar Financial Corp

Financial Dynamics

Mark McCall/Julie Prozeller (212) 850-5600

FOR IMMEDIATE RELEASE

DOLLAR FINANCIAL CORP ANNOUNCES RECORD FISCAL 2008 THIRD QUARTER RESULTS
TOTAL REVENUE INCREASED 26.4 PERCENT OR $28.2 MILLION, DRIVEN BY GROWTH IN BOTH THE U.S. AND
INTERNATIONAL BUSINESSES; COMPANY EXPANDS INTO THE EURO-ZONE IN THE REPUBLIC OF IRELAND

BERWYN, Pennsylvania, May 5, 2008 – Dollar Financial Corp (NASDAQ:DLLR — News), a leading international financial services company serving under-banked consumers, today announced record results for the fiscal third quarter ended March 31, 2008.

Fiscal 2008 third quarter highlights:

•	Consolidated revenue was $135.3 million, an increase of 26.4% or $28.2 million compared to the prior year period.

•	The consolidated loan loss provision, as a percentage of gross consumer lending revenue, improved to 19.1% compared to 21.8% for the fiscal 2008 second quarter and 20.8% for the fiscal 2007 third quarter.

•	Store and regional margin increased 22.1% or $9.3 million compared to the prior year period.

•	Consolidated Adjusted EBITDA was $38.3 million, an increase of 23.2% or $7.2 million compared to the prior year.

•	Pre-tax income was $22.6 million, an increase of 19.7% or $3.7 million compared to the prior year period.

•	Net income was $13.8 million compared to $11.7 million for the prior year’s quarter, representing an increase of 18.3%, and fully-diluted earnings per share was $0.56 compared to $0.48 for the prior year.

•	The Company acquired 15 stores and opened 14 de novo stores across the U.S., Canadian and U.K. markets.

•	The Company continued its focus on pawn lending in its U.K. stores, which primarily consists of loans on collateralized gold jewelry, building the product line to what the Company believes to be the third largest pawn operation, in terms of pawn broking revenue, in the U.K.

Commenting on the results for the quarter, Jeff Weiss, the Company’s Chairman and Chief Executive Officer, stated, “We are pleased with the strong results for the third quarter driven by growth in both our domestic and international markets. Consolidated revenue for the third quarter grew by 26.4% or $28.2 million, while net income increased by 18.3%. Moreover, our U.S. business unit realized year-over-year revenue growth of 29.0%, principally driven by the acquisitions in Southeast Florida and the Midwestern states. We are very pleased with the performance of these two acquisitions, which have thus far exceeded our expectations.”

Mr. Weiss continued, “During the quarter, we continued to execute on our multi-country, multi-product, and multi-channel growth strategy by increasing our global store footprint by 29 stores, consisting of 14 de novo stores along with the acquisition of 15 additional stores collectively in the U.S., Canadian, and U.K. markets. Additionally, on April 3, 2008, we opened our first store in the Euro-Zone in the Republic of Ireland. We are excited about the growth potential of this new market, which has both excellent customer demographics with no significant competition. We expect to expand further into the Irish market through both additional de novo store openings and opportunistic acquisitions of smaller store chains in the coming months.”

Mr. Weiss continued, “The past few months have been very volatile with regard to the financial markets and, as many commentators have noted, the effect of this turbulence is now being felt in the economy. While we do not expect to be completely immune from the economic turbulence, our customers primarily work service sector jobs, which according to recent employment data have fared better than other areas of the economy. Internationally, the Canadian and U.K. economies, while still growing, seem to be slowing down somewhat. In the U.S., based principally upon what we read and hear, a recession has either started or is unavoidable. Much of the financial difficulty in the U.S. appears to revolve around the housing market. While we would expect the effect of the decline in the housing market to ripple through the overall economy at varying degrees, fewer than 25% of our customers own their own homes and as such should be impacted to a lesser degree. We continue to remind our investors that our consumer loan products are very short-term in nature and if we see evidence of economic weakness in any of our markets, we can quickly curtail our lending practices and reduce our overall risk exposure. During this quarter, we did just that, and as a result, our consolidated loan loss provision as a percentage of gross consumer lending revenue for the quarter was 19.1%, which declined sequentially from 21.8% in the second quarter of fiscal 2008 and year-over-year from 20.8% for the fiscal 2007 third quarter.”

Mr. Weiss continued, “We believe that we are in a period of reduced visibility, both in the broader economy and the markets we serve. As a result, for the foreseeable future, we will maintain a conservative stance in terms of both credit risk and cost management. However, we have ample liquidity with no near-term debt repayment obligations, which should allow us to continue to invest in the future growth of our Company through the development of new products, additional de novo store openings and the continued acquisition of well managed store chains.”

For the fiscal 2008 third quarter ended March 31, 2008, consolidated check cashing revenue was $51.5 million representing an increase of 20.7%, or $8.8 million, year-over-year. The U.S. business segment, which includes the contributions from the recent acquisitions in Southeast Florida and the Midwestern states, realized growth of 33.1%, while the Canadian business grew by 18.1% over the previous year’s period. Additionally, check cashing fees in the U.K. increased by 9.9% over the prior year. On a consolidated basis, the face amount of the average check cashed increased 11.5% to $541 for the quarter compared to $485 for the prior year period, and the average fee per check cashed increased by 6.1% to $19.96.

Consolidated consumer lending revenue was $73.3 million for the third quarter, representing an increase of 21.8% or $13.1 million compared to the prior year period. Consumer lending revenue in the U.K. increased by 40.5%, while the U.S. consumer lending business increased by 18.1%. Along with strong growth in the single-payment loan product for the quarter, the U.K. consumer lending business benefited from an increase in pawn lending activities, which primarily consist of loans on collateralized gold jewelry. The recent increase in the price of gold has enabled the U.K. subsidiary to increase the amount loaned on pawned gold stock and has also increased the resale and smelting value of the collateral jewelry. The Company’s pawn business represents the third largest pawn operation in the United Kingdom.

With nearly all of the Canadian provinces engaged in either drafting their respective payday loan legislation or formulating product regulations and rate structure, the Company previously announced its intention to significantly diminish the magnitude and tone of its marketing and advertising campaigns until there is more certainty as to the timing of new regulation to be enacted in each province. The Company believes that the reduction of its marketing campaigns, combined with increased media coverage highlighting new potential regulations, has lead to an increased level of confusion among customers with respect to the cost and availability of small consumer loans in Canada. Additionally, a significant focus of our Canadian management team has increasingly been directed and applied in support of the industry-wide effort to establish sensible provincial regulation, in order to secure a solid foundation for the future of the industry. However, in spite of all of these conflicting influences and priorities, consumer lending revenue in Canada still grew by 16.8% over the previous year’s quarter, and total Canadian revenues grew by 19.7% over the prior year’s quarter.

Total Company funded loan originations were $481.4 million for the quarter, representing an increase of 39.5%, or $136.4 million, compared to the prior year period. Company funded loan originations in Canada increased by 10.4% or $21.2 million and in the U.K., loan originations increased by 45.9% or $32.3 million. U.S. loan originations for the quarter increased by 118.7% or $82.9 million compared to the prior year’s quarter, driven primarily by the continuing transition of a portion of the U.S. loan portfolio from bank-funded to Company funded loans, as well as the recent store acquisitions in Southeast Florida and the Midwestern states.

Money transfer fees for the quarter increased significantly by 35.0% year-over-year, driven by growth in all of the Company’s geographic markets. Other revenue increased by 51.5% for the quarter, due to strong growth in the Canadian income tax product and other ancillary products across the U.S., Canada, and United Kingdom.

The Company’s store and regional margin of $51.2 million for the quarter represented an increase of 22.1% or $9.3 million over the prior year’s quarter. Corporate expenses, as a percentage of total revenue, increased to 13.4% as compared to the previous year’s quarter of 12.9%, reflecting a continuing investment in increased regulatory and lobbying costs, and additional investment in management and infrastructure to support the Company’s global de novo store growth, and the management and integration of recent acquisitions.

Income before income taxes increased $3.7 million, or 19.7% to $22.6 million, while net income was $13.8 million for the quarter compared to $11.7 million for the previous year. Fully-diluted earnings per share were $0.56 for the quarter compared to $0.48 per share for the prior year’s quarter.

Guidance
The Company is reaffirming its previously issued guidance for fiscal year 2008 of revenue between $510.0 million and $530.0 million, Adjusted EBITDA of between $145.0 million and $152.0 million, income before income taxes of between $91.0 million and $96.0 million, and earnings per share of between $2.15 and $2.30.

The reconciliation between Adjusted EBITDA and income before income taxes is consistent with the historical reconciliation which is presented at the end of this news release.

Investors Conference Call
Dollar Financial Corp will be holding an investor’s conference call on Monday, May 5, 2008 at 5:00 pm ET to discuss the Company’s results for the 2008 fiscal third quarter. Investors can participate in the conference by dialing 888-200-2794 (U.S. and Canada) or 973-935-8766 (International); use the confirmation code “Dollar”. Hosting the call will be Jeff Weiss, Chairman and CEO, Don Gayhardt, President, and Randy Underwood, Executive Vice President and CFO. For your convenience, the conference call can be replayed in its entirety beginning from two hours after the end of the call through May 12, 2008. If you wish to listen to the replay of this conference call, please dial 706-645-9291 and enter passcode “43991517”.

The conference call will also be broadcast live through a link on the Investor Relations page on the Dollar Financial web site at http://www.dfg.com. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

About Dollar Financial Corp
Dollar Financial Corp is a leading international financial services company serving under-banked consumers. Its customers are typically service sector individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. To meet the needs of these customers, the Company provides a range of consumer financial products and services primarily consisting of check cashing, short-term consumer loans, Western Union money order and money transfer products, reloadable VISA® and MasterCard® branded debit cards, electronic tax filing, bill payment services, and legal document processing services.

At March 31, 2008, the Company’s global store network consisted of 1,454 stores, including 1,111 company-operated financial services stores and 343 franchised and agent locations in 32 states, Canada and the United Kingdom. The financial services store network is the largest network of its kind in each of Canada and the United Kingdom and the second-largest network of its kind in the United States. The Company’s customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to the convenient neighborhood locations, extended operating hours and high-quality customer service. The Company’s financial products and services, principally check cashing and short-term consumer loan programs, provide immediate access to cash for living expenses or other needs. For more information, please visit the Company’s website at www.dfg.com.

Forward Looking Statement
This news release contains forward looking statements, including statements regarding the following: the Company’s future results, growth, guidance and operating strategy; the global economy; the developing regulatory environment in Canada; the impact of future development strategy, new stores and acquisitions; and of the performance of new products and services. These forward looking statements involve risks and uncertainties, including uncertainties related to the effects of changes in the value of the U.S. dollar compared to foreign currencies, risks related to the regulatory environment, current and potential future litigation, the integration and performance of acquired stores, the performance of new stores, the implementation and results of restructuring initiatives, the impact of debt financing transactions, the results of certain ongoing income tax appeals, and the effects of new products and services on the Company’s business, results of operations, financial condition, prospects and guidance. There can be no assurance that the Company will attain its expected results, successfully integrate any of its acquisitions, attain its published guidance metrics, or that ongoing and potential future litigation or that the various FDIC, Federal, state, Canadian or foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in Form S-3 for the Company’s Senior Convertible Note offering filed with the SEC on September 20, 2007 and its fiscal 2007 annual report on Form-10K. You should not place any undue reliance on any forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

DOLLAR FINANCIAL CORP
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	March 31,
	2007	2008

Assets:
Cash and cash equivalents	$294,518	$207,268
Restricted cash	1,014	—
Loans receivable, net:
Loans receivable	90,552	115,019
Less: Allowance for loan losses	(8,623)	(13,097)

Loans receivable, net	81,929	101,922
Other consumer lending receivables , net	11,367	11,368
Prepaid expenses and other receivables	22,483	29,181
Deferred tax assets, net	4,545	14,652
Property and equipment, net	55,031	65,255
Goodwill and other intangibles, net	341,681	469,459
Debt issuance costs and other assets, net	21,051	21,194

Total Assets	$833,619	$920,299

Liabilities:
Accounts Payable	$39,808	$49,856
Income taxes payable	11,293	11,884
Accrued expenses and other liabilities	46,912	81,279
Deferred tax liabilities	12,713	19,703
Revolving credit facilities	—	3,971
Long-term debt	576,910	578,993

Total Liabilities	687,636	745,686

Shareholders’ Equity:
Common Stock	24	24
Additional paid-in-capital	251,460	254,453
Accumulated deficit	(147,123)	(108,276)
Accumulated other comprehensive income	41,622	28,412

Total shareholders’ equity	145,983	174,613

Total Liabilities and Shareholders’ Equity	$833,619	$920,299

DOLLAR FINANCIAL CORP
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except share and per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2008	2007	2008

Check cashing	$42,683	$51,503	$122,590	$146,025
Consumer lending:
Fees from consumer lending	60,195	73,316	165,819	215,419
Provision for loan losses and adjustment
to servicing revenue	(12,542)	(14,023)	(32,646)	(44,899)

Consumer lending, net	47,653	59,293	133,173	170,520
Money transfer fees	5,128	6,921	15,232	19,960
Other	11,598	17,573	29,878	40,486

Total revenues	107,062	135,290	300,873	376,991

Salaries and benefits	33,661	42,778	94,756	116,661
Occupancy	8,225	11,359	23,808	30,790
Depreciation	2,571	3,597	6,782	9,620
Returned checks, net and cash shortages	3,899	4,973	11,296	14,226
Telephone and telecommunication	1,717	1,917	4,734	5,367
Advertising	2,088	2,602	7,546	7,426
Bank charges and armored carrier services	2,833	3,611	7,670	9,954
Other	10,153	13,287	30,806	35,739

Total store and regional expenses	65,147	84,124	187,398	229,783

Store and regional Margin	41,915	51,166	113,475	147,208

Corporate and other expenses:
Corporate expenses	13,840	18,116	40,077	53,578
Other depreciation and amortization	855	854	2,531	2,663
Interest expense, net	8,082	9,771	23,071	26,837
Debt financing costs	—	—	38,403	97
Goodwill impairment and other charges	—	—	24,464	—
Proceeds from litigation settlement	—	—	(3,256)	—
Other expenses	228	(206)	407	(1,008)

Income before income taxes	18,910	22,631	(12,222)	65,041
Income tax provision	7,218	8,802	30,262	26,194

Net income (loss)	$11,692	$13,829	($42,484)	$38,847

Net Income (loss) per share
Basic	$0.49	$0.57	($1.81)	$1.61
Diluted	$0.48	$0.56	($1.81)	$1.57

Weighted average shares outstanding
Basic	23,696,488	24,120,797	23,486,816	24,087,467
Diluted	24,530,853	24,710,850	23,486,816	24,763,251

Pro forma Net Income Reconciliation

Pro forma Net Income is not an item prepared in accordance with GAAP. Pro forma Net Income is net income adjusted to exclude one-time charges as described below. Dollar presents Pro forma Net Income as an indication of the Company’s financial performance excluding one-time charges so as to show comparative results of its operations. Not all companies calculate Pro forma Net Income in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on Dollar’s Unaudited Consolidated Statements of Operations to Pro forma Net Income (dollars in thousands):

DOLLAR FINANCIAL CORP
PRO FORMA NET INCOME
(EXCLUDING ONE-TIME CHARGES)
(In thousands except share and per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2008	2007	2008

Income before income taxes — as reported	$18,910	$22,631	$(12,222)	$65,041

One-time Charges:
Loss on store closings	176	176	641	369
Debt refinancing costs	—	—	38,403	97
Goodwill impairment and other charges	—	—	24,464	—
Proceeds from litigation settlement	—	—	(3,256)	—

Pro forma income before income taxes	19,086	22,807	48,030	65,507
Pro forma income taxes (38% effective tax rate)	7,253	8,667	18,251	24,893

Pro forma net income	$11,833	$14,140	$29,779	$40,614

Weighted average fully-diluted shares outstanding	24,530,853	24,710,850	24,229,208	24,763,251

GAAP fully-diluted earnings (loss) per share	$0.48	$0.56	$(1.81)	$1.57

Pro forma fully-diluted earnings per share	$0.48	$0.57	$1.23	$1.64

Adjusted EBITDA Reconciliation

Adjusted EBITDA is not an item prepared in accordance with GAAP. Adjusted EBITDA is earnings before interest expense, income tax provision, depreciation, amortization, charges related to non-qualified stock options and restricted shares, and other items described below. Dollar presents Adjusted EBITDA as an indication of operating performance and its ability to service its debt and capital expenditure requirements. Adjusted EBITDA does not indicate whether Dollar’s cash flow will be sufficient to fund all of its cash needs. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other measures of operating performance or liquidity determined in accordance with GAAP. Dollar believes that Adjusted EBITDA amounts should be considered by prospective investors because Dollar uses them as one means of analyzing its ability to service its debt and capital expenditure requirements, and Dollar understands that they are used by some investors as one measure of a Company’s historical ability to service its debt and capital expenditure requirements. Not all companies calculate Adjusted EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on Dollar’s Unaudited Consolidated Statements of Operations to Adjusted EBITDA (dollars in thousands):

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2008	2007	2008

Income before income taxes	$18,910	$22,631	$(12,222)	$65,041

Add:
Depreciation and amortization	3,426	4,451	9,313	12,283
Interest expense	8,082	9,771	23,071	26,837
Foreign currency (gain) loss	(230)	195	487	435
Stock compensation expense	538	1,066	1,606	2,778
Loss on store closings & other	361	179	865	485
Debt financing costs	—	—	38,403	97
Goodwill impairment and other charges	—	—	24,464	—
Proceeds from litigation settlement	—	—	(3,256)	—

Adjusted EBITDA	$31,087	$38,293	$82,731	$107,956

Dollar Financial Corp
Unaudited Store Data

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2008	2007	2008
Beginning Company-Operated Stores
U.S.	356	470	351	350
Canada	340	397	242	360
U.K.	189	221	172	192

Total Beginning Company-Operated Stores	885	1,088	765	902

De novo Store Builds
U.S.	3	0	4	2
Canada	8	8	24	38
U.K.	0	6	12	14

Total	11	14	40	54

Acquired Stores
U.S.	1	2	24	126
Canada	0	13	82	21
U.K.	1	0	6	22

Total	2	15	112	169

Closed Stores
U.S.	8	6	27	12
Canada	0	0	0	1
U.K.	0	0	0	1

Total	8	6	27	14

Ending Company-Operated Stores
U.S.	352	466	352	466
Canada	348	418	348	418
U.K.	190	227	190	227

Total Ending Company-Operated Stores	890	1,111	890	1,111

Ending Franchise Stores
U.S.	117	97	117	97
Canada	51	60	51	60
U.K.	217	186	217	186

Total Ending Franchise Stores	385	343	385	343

Total Ending Store Count	1,275	1,454	1,275	1,454

Dollar Financial Corp.
Unaudited Selected Statistical Data

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2008	2007	2008

Check Cashing Data (Consolidated)
Face amount of checks cashed (in millions)	$1,099	$1,395	$3,203	$3,860
Number of checks cashed (in thousands)	2,267	2,580	6,708	7,215
Face amount of average check	$485	$541	$477	$535
Average fee per check cashed	$18.82	$19.96	$18.28	$20.24
Net write-offs of returned checks (in thousands)	$3,115	$3,780	$9,448	$11,608
Net write offs as a percentage of check cashing revenue	7.3%	7.3%	7.7%	7.9%

Consumer Loan Data — Originations (in thousands)
U.S. company-funded consumer loan originations	$69,835	$152,725	$203,635	$377,974
Canadian company-funded consumer loan originations	204,887	226,111	547,194	723,003
U.K. company-funded consumer loan originations	70,295	102,588	190,641	279,752

Total company-funded consumer loan originations	$345,017	$418,424	$941,470	$1,380,729

Consumer Loan Data — Net Revenues (in thousands)
U.S. servicing revenues	$7,768	$574	$24,857	$2,003
U.S. company-funded consumer loan revenues	10,903	21,471	32,205	55,754
Canadian company-funded consumer loan revenues	29,827	34,839	77,107	111,265
U.K. company-funded consumer loan revenues	11,697	16,432	31,650	46,397
Provision for loan losses and adjustments to servicing revenues	(12,542)	(14,023)	(32,646)	(44,899)

Total consumer lending revenues, net	$47,653	$59,293	$133,173	$170,520

Consumer Loan Net Charge-offs (in thousands)
Gross charge-offs of company-funded consumer loans	$44,632	$55,297	$112,719	$161,235
Recoveries of company-funded consumer loans	36,829	42,504	94,884	124,813

Net charge-offs on company-funded consumer loans	$7,803	$12,793	$17,835	$36,422

Gross charge-offs of company-funded consumer loans as a
percentage of total company-funded consumer loan originations	12.9%	11.5%	12.0%	11.7%

Recoveries of company-funded consumer loans as a percentage
of total company-funded consumer loan originations	10.6%	8.8%	10.1%	9.1%

Net charge-offs on company-funded consumer loans as a
percentage of total company-funded consumer loan originations	2.3%	2.7%	1.9%	2.6%